EXHIBIT 99.1

55 Union Boulevard, P.O. Box 269, Totowa, NJ 07511-0269
(973) 942-1111 Fax (973) 942-9816
www.greatercommunity.com

FOR IMMEDIATE RELEASE

Greater Community Bancorp Announces Resignation of President and Chief Operating Officer

TOTOWA, NJ—July 10, 2006—Greater Community Bancorp (Nasdaq: GFLS) (the “Company”) today announced that C. Mark Campbell, Director, President and Chief Operating Officer of the Company and its subsidiary bank, Greater Community Bank, will resign effective July 31, 2006 to pursue other interests. In order to help with any transition issues, Mr. Campbell will remain available to provide services to the Company on an as-needed basis through July 31, 2007.

About the Company

Greater Community Bancorp is a financial holding company headquartered in Totowa, New Jersey. The Company operates fifteen full-service branches in the northern New Jersey counties of Bergen, Passaic and Morris through its state-chartered commercial bank subsidiary, Greater Community Bank. Greater Community Bank provides traditional commercial and retail banking services to small businesses and consumers, and operates an equipment leasing and financing subsidiary, Highland Capital Corp. Greater Community Financial, a division of Greater Community Bank, provides a wide range of investment products and services exclusively through Raymond James Financial Services, Inc., member NASD/SIPC. (Securities are not FDIC insured or bank- guaranteed, and are subject to risk and may lose value). The Company also offers traditional insurance products, title insurance and settlement services and personal income tax return preparation services through its various operating subsidiaries.

CONTACT at Greater Community Bancorp:
Anthony M. Bruno, Jr.
973-942-1111 x 1001
anthony.bruno@greatercommunity.com

SOURCE: Greater Community Bancorp